US Foods Holding Corp. 8-K

Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Adam Dabrowski	Sara Matheu
(847) 720-1688	(847) 720-2392
Adam.Dabrowski@usfoods.com	Sara.Matheu@usfoods.com

US FOODS ANNOUNCES CHANGES TO EXECUTIVE LEADERSHIP TEAM

Andrew Iacobucci, Senior Executive Vice President, Field Operations and Chief Commercial Officer, to Leave US Foods

Jim Sturgell Appointed Executive Vice President, Chief Commercial Officer

Randy Taylor Appointed Executive Vice President, Field Operations

ROSEMONT, Ill. – May 22, 2023 – US Foods Holding Corp. (NYSE: USFD) – one of America’s leading foodservice distributors – announced key changes to its Executive Leadership Team (ELT) effective today.

Andrew Iacobucci, Senior Executive Vice President, Field Operations and Chief Commercial Officer is leaving US Foods to accept a CEO role outside the company. Iacobucci served as the company’s Interim CEO in 2022 prior to Dave Flitman filling the permanent CEO position in January 2023.

With Iacobucci’s departure, the company has taken the opportunity to flatten its Executive Leadership Team (ELT) structure and has named Jim Sturgell, Executive Vice President, Chief Commercial Officer responsible for Local Sales, Commercial Excellence, and Merchandising/Marketing and Randy Taylor, Executive Vice President, Field Operations with P&L responsibility for the company’s Broadline business and Stock Yards. Both will report to Flitman as part of his ELT.

“We thank Andrew for his leadership, particularly for his service as Interim CEO last year, and wish him much success,” said Flitman. “We have a strong bench of talent here at US Foods. I am confident that Jim and Randy will bring their years of experience, strong track records and leadership skills to their new appointments and play key roles in driving continued execution against our long-range plan.”

Sturgell joined US Foods in 1992 and most recently served as Senior Vice President, Commercial Excellence and Local Sales where he was accountable for identifying, designing, and deploying best practices related to sales, merchandising, and pricing and executing sales strategies to deliver profitable market share growth. Sturgell has held a range of leadership roles within the company including Senior Vice President of Commercial Excellence, Region President, Area President, Division President, Vice President of Sales, Regional Sales Manager, District Sales Manager and Territory Manager. He earned his Bachelor of Science from Salisbury State University.

Taylor has been with US Foods for more than 15 years and served as Regional President Southeast since 2016 where he was responsible for leading the execution of US Foods strategy in the region, optimizing operating results and acting as a strategic partner in the development of the company’s plans and programs. Prior to that, Taylor was Senior Vice President, Field Operations Deployment, overseeing the design and deployment of our Field Operating Structure across all markets. He previously served as Division President, Southern New England and Vice President, Finance for Manassas, Virginia. Taylor earned a Bachelor of Business Administration in Accounting from James Madison University and a Master of Business Administration from the Kenan-Flagler Business School at University of North Carolina - Chapel Hill.

About US Foods

With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and more than 85 cash and carry stores, US Foods and its 29,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements

Statements in this press release which are not historical in nature, are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; the impact of climate change or related legal, regulatory or market measures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; the impact of governmental regulations; product recalls and product liability claims; our reputation in the industry; labor relations and increased labor costs and continued access to qualified and diverse labor; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; the replacement of the London Interbank Offered Rate with an alternative reference rate; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; risks associated with intellectual property, including potential infringement; effective integration of acquired businesses; misalignment of shareholder interests; potential costs associated with shareholder activism; changes in tax laws and regulations and resolution of tax disputes; certain provisions in our governing documents; health and safety risks to our associates and related losses; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and management of retirement benefits and pension obligations.  For a detailed discussion of these risks, uncertainties and other factors that could cause our results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”) on February 17, 2023. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov and the Company’s investor relations page at www.ir.usfoods.com. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

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